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Exhibit 99.1

ITEM 6.    SELECTED FINANCIAL DATA

Note: Capitalized terms not defined herein have the meaning as ascribed to them in our Annual Report on Form 10-K for the year ended November 30, 2014, filed with the SEC on February 13, 2015 ("Annual Report").

        The table below (includes the notes hereto) sets forth a summary of selected consolidated financial data. The selected consolidated financial data should be read in conjunction with the related consolidated financial statements and notes thereto provided in Item 8. Financial Statements and Supplementary Data and the Consolidated Financial Statement and Schedules included as Exhibit 99.3 of our Current Report on Form 8-K filed with the SEC on November 3, 2015.

	Year ended
	(in thousands, except per share data)
	11/30/14	11/30/2013	11/30/12	11/30/11	11/30/10
	(1)	(2)
Net sales	$84,225	$28,417	$9,484	$7,231	$4,283
Cost of goods sold	44,502	14,451	2,835	2,448	1,590

Gross profit	39,723	13,966	6,649	4,783	2,693
Operating expenses
Selling, general and administrative	42,329	21,956	10,728	9,363	6,882
Impairment of goodwill	23,585	—	—
Depreciation and amortization	3,637	1,319	565	588	361
Retail stores impairment	840	—	—	1,144	—

	70,391	23,275	11,293	11,095	7,243

Operating loss from continuing operations	(30,668)	(9,309)	(4,644)	(6,312)	(4,550)
Interest expense	5,141	1,032	—	—	—
Other expense	(2,268)	209	—	—	—

Loss before taxes	(33,541)	(10,550)	(4,644)	(6,312)	(4,550)
Income tax (benefit) provision	(5,059)	(3,134)	(2,012)	(2,555)	(1,884)

Loss from continuing operations	(28,482)	(7,416)	(2,632)	(3,757)	(2,666)
Income from discontinued operations, net of tax	766	102	8,197	2,392	5,267

Net (loss) income and comprehensive (loss) income	$(27,716)	$(7,314)	$5,565	$(1,365)	$2,601

Earnings (loss) per common share—basic
Loss from continuing operations	$(0.42)	$(0.11)	$(0.04)	$(0.06)	$(0.04)
Earnings from discontinued operations	0.01	0.00	0.12	0.04	0.08

Earnings (loss) per common share—basic	$(0.41)	$(0.11)	$0.08	$(0.02)	$0.04

Earnings (loss) per common share—diluted
Loss from continuing operations	$(0.42)	$(0.11)	$(0.04)	$(0.06)	$(0.04)
Earnings from discontinued operations	0.01	0.00	0.12	0.04	0.08

Earnings (loss) per common share—diluted	$(0.41)	$(0.11)	$0.08	$(0.02)	$0.04

Weighted average shares outstanding
Basic	68,226	67,163	65,496	64,001	62,362
Diluted	68,226	67,163	66,849	64,001	64,505
Balance sheet data:
Total assets	$203,949	$223,023	$86,024	$80,162	$81,469
Long term debt(3)	24,733	89,982	—	—	—
Stockholders' equity	40,997	65,769	71,739	64,757	64,873

(1)
Reclassification, presentation and certain computational changes have been made for the results for the certain operating and intellectual property assets used or held for use in our business operated under the brand names "Joe's Jeans," Joe's," "Joe's JD" and "else" sold and reclassified as discontinued operations for all periods presented.

(2)
Includes results of operation for Hudson from the acquisition date of September 30, 2013 through the end of our fiscal year ended November 30, 2013.

(3)
Includes long term debt, convertible notes and buyout payable. During fiscal 2014, certain of the prior year long term debt was reclassified as current debt due to the default under the respective term loan agreement.

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  Exhibit 99.1
  ITEM 6. SELECTED FINANCIAL DATA